Exhibit 8.1

[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]

June 12, 2014

To the Addressees Listed

on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2014-2

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2014-2 (the “Issuer”), as to certain matters in connection with the issuance of the $227,000,000 Class A-1 0.21000% Asset Backed Notes (the “Class A-1 Notes”), $245,000,000 Class A-2-A 0.54% Asset Backed Notes (the “Class A-2-A Notes”), $208,950,000 Class A-2-B Floating Rate Asset Backed Notes (the “Class A-2-B Notes” and together with the Class A-2-A Notes, the “Class A-2 Notes”), $313,460,000 Class A-3 0.94% Asset Backed Notes (the “Class A-3 Notes”), $107,120,000 Class B 1.60% Asset Backed Notes (the “Class B Notes”), $132,980,000 Class C 2.18% Asset Backed Notes (the “Class C Notes”), $130,770,000 Class D 2.57% Asset Backed Notes (the “Class D Notes”) and $34,720,000 Class E 3.37% Asset Backed Notes (the “Class E Notes” and collectively with the Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of June 4, 2014 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate (the “Certificate”) which will be issued pursuant to a Trust Agreement, dated as of May 9, 2014, as amended and restated as of June 4, 2014 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. The “Privately Placed Notes” are the Class E Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means, collectively, the Base Prospectus, the Preliminary Prospectus Supplement, the Upsizing Prospectus and the Prospectus Supplement. The term “Base Prospectus” means the prospectus dated March 31, 2011, included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-170231), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus Supplement” means the preliminary prospectus supplement dated May 29, 2014 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Upsizing Prospectus” means the supplement to the Preliminary Prospectus Supplement entitled “Supplement, dated June 3, 2014 (subject to completion) to Prospectus Supplement, dated May 29, 2014 (subject to completion) to Prospectus, dated March 31, 2011”, specifically relating to the Publicly Offered Notes, as filed with the Commission on June 3, 2014. The term “Prospectus Supplement” means the prospectus

To the Addressees Listed

on Schedule One Attached Hereto

June 12, 2014

supplement dated June 3, 2014 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Preliminary Private Placement Memorandum” means the preliminary private placement memorandum dated May 29, 2014 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes. The term “Private Placement Memorandum” means the private placement memorandum dated June 3, 2014 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes. The term “PPM” means, together, the Preliminary Private Placement Memorandum and the Private Placement Memorandum.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of June 4, 2014 (the “Sale and Servicing Agreement”), among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus, the PPM and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Publicly Offered Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Privately Placed Notes should constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the trust or in a separate association taxable as a corporation or other taxable entity.

To the Addressees Listed

on Schedule One Attached Hereto

June 12, 2014

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences” and the statements in the PPM under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes, and it may not be relied on by any other party without our expressed consent in writing; provided, however, copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.

AmeriCredit Automobile Receivables Trust 2014-2

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

AFS SenSub Corp.

2265 B Renaissance Drive, Suite 17

Las Vegas, Nevada 89119

Deutsche Bank Securities Inc.

60 Wall Street, 3rd Floor

New York, New York 10005

Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street

NC1-027-15-01

Charlotte, North Carolina 28255

RBC Capital Markets, LLC

200 Vesey Street

New York, New York 10281

Wells Fargo Securities, LLC

550 South Tryon Street

MAC D1053-082

Charlotte, North Carolina 28202

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Citibank, N.A.

as Trustee and Trust Collateral Agent

388 Greenwich Street, 14th Floor

New York, New York 10013

Wilmington Trust Company

as Owner Trustee

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Fitch Ratings, Inc.

One State Street Plaza

New York, New York 10004

Deloitte & Touche USA LLP

Two World Financial Center, 15th Floor

225 Liberty Street

New York, New York 10281-1414